FOR IMMEDIATE RELEASE:
Contact:
Thomas R. Quinn, Jr.
President & CEO
Phone 717.530.2648
77 East King Street | Shippensburg PA

Orrstown Bank Announces Termination of Formal Agreement
With the Pennsylvania Department of Banking and Securities

SHIPPENSBURG, PA (April 21, 2014) Orrstown Financial Services, Inc. (the “Company”) (NASDAQ: ORRF), the parent company of Orrstown Bank (the “Bank”), announced today the termination of the Formal Agreement (Consent Order) the Bank entered into with the Pennsylvania Department of Banking (now the Pennsylvania Department of Banking and Securities) on March 22, 2012. The termination of the Consent Order is effective April 21, 2014. The Written Agreement signed March 22, 2012 with the Federal Reserve Bank of Philadelphia remains in effect at this time.

Thomas R. Quinn, Jr., President & CEO, commented, “Since 2011 we have worked diligently to address issues cited in the Consent Order.  The termination of the Consent Order with the Pennsylvania Department of Banking and Securities is acknowledgment of the progress we continue to make.”

Joel R. Zullinger, Chairman of the Board, added, “We appreciate the loyalty of our customers and shareholders while we tackled the issues facing the Company.  The Board of Directors and management team never wavered in our determination to address the issues head on and restore Orrstown Bank to solid performance.”

“We will continue to work with our Primary Regulators and appreciate their guidance, cooperation and partnership”, concluded Thomas R. Quinn, Jr.

About the Company
With nearly $1.2 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiary, Orrstown Bank, provide a full range of consumer and business financial services through twenty-two banking offices and two remote service facilities located in Cumberland, Franklin, Lancaster and Perry Counties, Pennsylvania and Washington County, Maryland.  Orrstown Financial Services, Inc.’s stock is traded on the NASDAQ Capital Market under the symbol ORRF.

Cautionary Note Regarding Forward Looking Statements:  This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors.  Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of the Corporation's business strategy due to changes in current or future market conditions; the effects of competition, including industry consolidation and development of competing financial products and services; changes in laws and regulations, including the recent Dodd-Frank Wall Street Reform and Consumer Protection Act; interest rate movements; changes in credit quality; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in Orrstown Financial Services, Inc.'s filings with the Securities and Exchange Commission.  The statements are valid only as of the date hereof and Orrstown Financial Services, Inc. disclaims any obligation to update this information.

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